UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2020

Cidara Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36912	46-1537286
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6310 Nancy Ride Drive, Suite 101 San Diego, California 92121 (858) 752-6170
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	CDTX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On January 9, 2020, Cidara Therapeutics, Inc. (the “Company”) entered into an Investment Agreement (the “Investment Agreement”) with a certain affiliate of BVF Partners L.P. (“BVF”) and Stonepine Capital, LP, each an existing security holder of the Company (together, the “Backstop Parties”). Pursuant to the Investment Agreement, the Backstop Parties agreed to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and/or Series X convertible preferred stock, par value $0.0001 per share (the “Preferred Stock”) having an aggregate value equal to the value of all shares (if any) offered but not purchased pursuant to the exercise of rights in the Company’s proposed rights offering, including any exercise of rights by the Backstop Parties (the “Rights Offering”), up to $30,000,000 (the “Backstop Commitment”). Pursuant to the Investment Agreement, the Common Stock and/or Preferred Stock will be issued and sold for a subscription price of $2.51 and $25.10 per share, respectively.  The Investment Agreement contains customary representations, warranties and covenants by the parties, customary conditions to closing, other obligations of the parties, and termination provisions. The closing of the transactions contemplated under the Investment Agreement are expected to occur as soon as practicable following two business days after the expiration of the Rights Offering, currently contemplated to be February 13, 2020. The offer and sale of the Common Stock and/or Preferred Stock are made in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended.

Each share of Preferred Stock is convertible into 10 shares of Common Stock. Each share will be convertible at the option of the holder at any time, provided that the holder will be prohibited from converting into Common Stock if, as a result of such conversion, the holder, together with its affiliates, would beneficially own a number of shares above a conversion blocker, which is initially set at 9.99% of the total Common Stock then issued and outstanding immediately following the conversion of such shares. In the event of the Company’s liquidation, dissolution or winding up, holders of Preferred Stock will participate pari passu with any distribution of proceeds to holders of Common Stock. Holders of Preferred Stock are entitled to receive dividends on shares of Preferred Stock equal (on an as-converted basis) to and in the same form as dividends actually paid on the Common Stock or other junior securities. Shares of Preferred Stock generally have no voting rights, except as required by law.

As of January 8, 2020, BVF beneficially owned approximately 7.9% of the Company’s total outstanding shares of Common Stock (and approximately 21.1% on an as-converted basis).

The Company will not pay a fee to the Backstop Parties in connection with the Backstop Commitment, however, the Company has agreed to reimburse up to $50,000 of the Backstop Parties’ reasonable and documented legal fees and expenses in connection with the Investment Agreement and the Rights Offering.

The above description of the Investment Agreement does not purport to be complete and is qualified in its entirety by reference to the Investment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

A summary of the rights, preferences and privileges of the Preferred Stock described above does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation of Preferences, Rights and Limitations of Series X Convertible Preferred Stock, which is filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 21, 2018.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is hereby incorporated by reference.

Item 8.01	Other Events.

On January 10, 2020, the Company issued a press release announcing the record date and the commencement and expiration dates of the Rights Offering. A copy of the press release is filed as Exhibit 99.1 hereto.

In addition, on January 10, 2020, the Company is announcing that it now currently expects to announce topline results for the Phase 3 ReSTORE Treatment trial in late 2020.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Investment Agreement, dated January 9, 2020, by and among the Company and the signatories thereto.

99.1	Press release dated January 10, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cidara Therapeutics, Inc.

Date: January 10, 2020	/s/ Jeffrey L. Stein
Jeffrey L. Stein
President and Chief Executive Officer